EXHIBIT 10.09

EXECUTIVE SEPARATION POLICY
(Effective February 8, 2023)

Section 1    Purpose. Republic Services, Inc., its subsidiaries and affiliated and related entities (collectively, the “Company”) seeks to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of the Company for the benefit of the Company’s stockholders. To achieve this goal, the Company has established an Executive Separation Policy to provide such employees with financial security and sufficient incentive to accept and continue employment. This Policy describes the compensation and benefits that the Company will provide to key executives under certain circumstances if their employment ends. The Company also seeks to ensure that the separation process is handled professionally and efficiently.

Section 2    Covered Employees. This Policy applies to all Executive Officers of Republic Services, Inc. It also applies to (i) Executive Vice Presidents (“EVP”), (ii) Senior Vice Presidents (“SVP”), (iii) Vice Presidents (“VP”), and (iv) Area Presidents (“AP”) (collectively, “Other Executives”) other than Executive Officers. Executive Officers and Other Executives under this Policy will be referred to collectively as “Covered Executives.”

The Talent & Compensation Committee of the Company’s Board of Directors (the “Committee”) may designate other persons holding other executive positions as Covered Executives under this Policy. Upon such designation, the Committee will specify the executive position category to be used under this Policy to determine the level of compensation and benefits to be provided to the Covered Executive under this Policy.

Notwithstanding any provision in this Policy to the contrary, this Policy does not apply to any Covered Executive if the Covered Executive has an employment agreement, offer letter, or other agreement with the Company which governs the terms and conditions applicable to the Covered Executive’s separation from the Company and is in effect immediately prior to his or her termination of employment (“Employment Agreement”).

Section 3    Employment Separation.

Section 3.1    Termination by Executive. The Covered Executive may terminate his or her employment relationship with the Company for any reason. If the Covered Executive terminates his or her employment for any reason, the Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.

Section 3.2    Termination by Company for Cause. The Company may terminate the Covered Executive’s employment for Cause. If such termination occurs, the Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.

Section 3.3    Termination Without Cause. The Company may terminate the Covered Executive’s employment Without Cause. If the Company terminates the Covered Executive’s employment Without Cause, the Company will provide the following compensation and benefits:

1.To an Executive Officer:
a. All earned but unpaid compensation for the time the Executive Officer worked through the termination date, to be paid within ten (10) days after the termination date.

b. An amount equal to twenty-four (24) months of the Executive Officer’s then-current base salary in equal bi-weekly installments over the twenty-four (24) month period beginning on the bi-weekly payroll date on or following the sixtieth (60th) day after the termination date or such later date as required under Section 4.1.

c. An amount equal to a prorated annual incentive award. The amount of the prorated annual incentive award will equal the amount of the annual incentive award, if any, to which the Executive Officer would have been entitled under the Company’s Executive Incentive Plan (as modified by this Policy) if the Executive Officer was employed by the Company on the last day of the year that includes the termination date, multiplied by a fraction equal to the number of completed calendar months of employment which have elapsed in such year through the termination date divided by twelve (12). Such amount, if any, will be paid at the same time as annual incentive awards are paid to similarly situated actively-employed Executive Officers.

d. Except as provided in Section 3.3(a)(5), the Executive Officer’s equity awards, including, without limitation, restricted stock unit (RSU) awards (other than cliff-vesting RSUs), that remain outstanding as of the termination date will continue to vest (and, for stock option and stock appreciation rights awards, be exercisable) as if the Executive Officer was employed during the one (1)-year period following the termination date (or, if less, the remainder of the original term of the award). RSUs subject to cliff vesting shall vest upon a termination Without Cause in accordance with the terms of the applicable award agreement.

e. The Executive Officer’s performance-based equity awards, including, without limitation, performance share and performance unit (PSU) awards, that remain outstanding as of the termination date will vest on a pro-rated basis based on the product of (i) earned performance shares and (ii) a fraction, the numerator of which is the number of months of the performance period which have elapsed from the first day of the performance period to the end of the month of the termination date, and the denominator of which is the total number of months in the performance period.

f. If the Executive Officer and/or the Executive Officer’s spouse and dependents are enrolled in the Company’s group health plan(s) as of the termination date, the Executive Officer and/or the Executive Officer’s spouse and dependents may elect to continue coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that the Executive Officer and/or the Executive Officer’s spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed Executive Officers. Such coverage (and the Company’s subsidy of the coverage) will continue until the earlier of (i) the date the Executive Officer and/or the Executive Officer’s spouse and dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans (other than by reason of the exhaustion of eighteen (18) months of COBRA continuation coverage), or (ii) the second anniversary of the termination date.

2.To an Other Executive:

a. All earned but unpaid compensation for the time the Other Executive worked through the termination date, to be paid within ten (10) days after the termination date.

b. An amount equal to twelve (12) months of the Other Executive’s then-current base salary in equal bi-weekly installments over a twelve (12) month period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under Section 4.1.

c. An amount equal to a prorated annual incentive award. The amount of the prorated annual incentive award will equal the amount of the annual incentive award, if any, to which the Other Executive would have been entitled under the Company’s Executive Incentive Plan or Management Incentive Plan, as applicable (as modified by this Policy) if the Other Executive was employed by the Company on the last day of the year that includes the termination date, multiplied by a fraction equal to the number of completed calendar months of employment which have elapsed in such year through the termination date divided by twelve (12). Such amount, if any, will be paid at the same time as annual incentive awards are paid to similarly situated actively-employed Other Executives.

d. Except as provided in Section 3.3(b)(5), the Other Executive’s equity awards, including, without limitation, RSU awards (other than cliff-vesting RSUs), that remain outstanding as of the termination date will continue to vest (and, for stock option and stock appreciation rights awards, be exercisable) as if the Other Executive was employed during the one (1)-year period following the termination date (or, if less, the remainder of the original term of the award). RSUs subject to cliff vesting shall vest upon a termination Without Cause in accordance with the terms of the applicable award agreement.

e. The Other Executive’s performance-based equity awards, including, without limitation, PSU awards, that remain outstanding as of the termination date will vest on a pro-rated basis based on the product of (i) earned performance shares and (ii) a fraction, the numerator of which is the number of months of the performance period which have elapsed from the first day of the performance period to the end of the month of the termination date, and the denominator of which is the total number of months in the performance period.

f. If the Other Executive and/or the Other Executive’s spouse and dependents are enrolled in the Company’s group health plan(s) as of the termination date, the Other Executive and/or the Other Executive’s spouse and dependents may elect to continue coverage under such plans pursuant to COBRA. In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that the Other Executive and/or the Other Executive’s spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed Other Executives. The Company’s subsidy of such COBRA continuation coverage will continue until the earlier of (i) the date the Other Executive or the Other Executive’s spouse or dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans, or (ii) the first anniversary of the termination date.

Section 3.4    Impact of Change in Control. If within one (1) year after a Change in Control, the Company terminates the Covered Executive’s employment Without Cause or the Covered Executive resigns for Good Reason, the Company will provide the following compensation and benefits in lieu of the compensation and benefits set forth in Section 3.3:

1.To an Executive Officer:

a. All earned but unpaid compensation for the time the Executive Officer worked through the termination date, to be paid within ten (10) days after the termination date.

b. On the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under Section 4.1, a lump sum amount equal to: (i) two (2) years of the Executive Officer’s then-current base salary, and (ii) two times (2x) the Executive Officer’s target annual incentive award, if any, as such target is set under the Company’s Executive Incentive Plan, for the year in which the termination date occurs.

c. Except as provided in Section 3.4(a)(4), the Executive Officer’s equity awards, including, without limitation, RSU awards, that remain outstanding as of the termination date will become one hundred percent (100%) fully vested on the termination date. The Executive Officer’s vested stock option and stock appreciation rights awards on the termination date shall be and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the award.

d. The Executive Officer’s performance-based equity awards, including, without limitation, PSU awards, that remain outstanding as of the termination date will immediately vest without proration as if all target performance levels had been met, as such targets are set under the Company’s Executive Incentive Plan, and will be paid at target by the Company to the Executive Officer (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

e. If the Executive Officer and/or the Executive Officer’s spouse and dependents are enrolled in the Company’s group health plan(s) as of the termination date, the Executive Officer and/or the Executive Officer’s spouse and dependents may elect to continue coverage under such plans pursuant to COBRA. In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that the Executive Officer and/or the Executive Officer’s spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed Executive Officers. Such coverage (and the Company’s subsidy of the coverage) will continue until the earlier of (i) the date the Executive Officer and/or the Executive Officer’s spouse and dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans (other than by reason of the exhaustion of eighteen (18) months of COBRA continuation coverage), or (ii) the second anniversary of the termination date.

2.To an EVP or SVP:

a. All earned but unpaid compensation for the time the EVP/SVP worked through the termination date, to be paid within ten (10) days after the termination date.

b. On the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under Section 4.1, a lump sum amount equal to: (i) two (2) years of the EVP’s/SVP’s then-current base salary, and (ii) two times (2x) the EVP’s/SVP’s target annual incentive award, if any, as such target is set under the Company’s Executive Incentive Plan or Management Incentive Plan, as applicable, for the year in which the termination date occurs.

c. Except as provided in Section 3.4(b)(4), the EVP’s/SVP’s equity awards, including, without limitation, RSU awards, that remain outstanding as of the termination date will become one hundred percent (100%) fully vested on the termination date. The EVP’s/SVP’s vested stock option and stock appreciation rights awards on the termination date shall be and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the award.

d. The EVP’s/SVP’s performance-based equity awards, including, without limitation, PSU awards, that remain outstanding as of the termination date will immediately vest without proration as if all target performance levels had been met, as such targets are set under the Company’s Executive Incentive Plan or Management Incentive Plan, as applicable, and will be paid at target by the Company to the EVP/SVP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

e. If the EVP/SVP and/or EVP’s/SVP’s spouse and dependents are enrolled in the Company’s group health plan(s) as of the termination date, the EVP/SVP and/or the EVP’s/SVP’s spouse and dependents may elect to continue coverage under such plans pursuant to COBRA. In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that the EVP/SVP and/or the EVP’s/SVP’s spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed EVPs or SVPs (as applicable). Such coverage (and the Company’s subsidy of the coverage) will continue until the earlier of (i) the date the EVP/SVP and/or the EVP’s/SVP’s spouse and dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans (other than by reason of the exhaustion of eighteen (18) months of COBRA continuation coverage), or (ii) the second anniversary of the termination date.

3.To a VP or AP:

a. All earned but unpaid compensation for the time VP/AP worked through the termination date, to be paid within ten (10) days after the termination date.

b. On the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under Section 4.1, a lump sum amount equal to: (i) one (1) year of the VP’s/AP’s then-current base salary, and (ii) one times (1x) the VP’s/AP’s target annual incentive award, if any, as such target is set under the Company’s Management Incentive Plan, for the year in which the termination date occurs.

c. Except as provided in Section 3.4(c)(4), the VP’s/AP’s equity awards, including, without limitation, RSU awards, that remain outstanding as of the termination date will become one hundred percent (100%) fully vested on the termination date. The VP’s/AP’s vested stock option and stock appreciation rights awards on the termination date shall be and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the award.

d. The VP’s/AP’s performance-based equity awards, including, without limitation, PSU awards, that remain outstanding as of the termination date will immediately vest without proration as if all target performance levels had been met, as such targets are set under the Company’s Management Incentive Plan, and will be paid at target by the Company to the VP/AP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

e. If the VP/AP and/or the VP/AP’s spouse and dependents are enrolled in the Company’s group health plan(s) as of the termination date, the VP/AP and/or the VP’s/AP’s spouse and dependents may elect to continue coverage under such plans pursuant to COBRA. In such a case, the Company will subsidize (on an after-tax basis) the applicable COBRA premiums, such that the VP/AP and/or the VP’s/AP’s spouse and dependents will continue to participate in the Company’s group health plan(s) on a COBRA continuation coverage basis at the same cost applicable to similarly situated actively-employed VPs or APs (as applicable). The Company’s subsidy of such COBRA continuation coverage will continue until the earlier of (i) the date the VP/AP or the VP’s/AP’s spouse or dependents, as applicable, are no longer eligible for COBRA continuation coverage under the Company’s group health plans, or (ii) the first anniversary of the termination date.

Section 3.5    Eligibility Conditions. The Company’s obligations to provide any separation benefits under this Policy are contingent upon the following:

1.Covered Executive’s execution of the following documents in such form as provided by the Company and within the time required by the Company:

a. a valid, enforceable, full and unconditional release of all claims whether known or unknown that the Covered Executive may have against the Company, its officers, fiduciaries, directors, agents, and other employees as of the termination date; and

b. the Company’s Noncompetition, Non-Solicitation, Confidentiality, and Arbitration Agreement.

2.After the Covered Executive’s termination date, except as required by applicable law or in the context of a legal proceeding, the Covered Executive will not directly or indirectly: (1) disparage or say or write negative things about the Company, its officers, directors, agents, or other employees; (2) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or other employees; or (3) engage in any other activity that the Company considers detrimental to its interests. For purposes of this Policy, a disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to which the communication relates.

3.After the termination date, the Covered Executive’s reasonable assistance and cooperation with the Company concerning business or legal related matters about which Covered Executive possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). In addition, the Covered Executive agrees to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 North Allied Way, Phoenix, AZ 85054, phone number 480-627-2714) if any person or business contacts Covered Executive in an effort to obtain information about the Company.

4.The Company’s obligation to pay compensation and benefits under this Policy will cease immediately if the Company determines that Covered Executive failed to comply with any of the foregoing conditions.

Section 4    Tax Provisions.

Section 4.1    Section 409A. For purposes of this Policy a termination of employment means a separation from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the accompanying Treasury Regulations. If at the time of the employment termination the Covered Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable as a result of such employment termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Covered Executive) until the first bi-weekly payroll date that is at least six (6) months following the employment termination. Any amounts deferred will be accumulated and paid to the Covered Executive (without interest) on the first bi-weekly payroll date that is at least six (6) months after the employment termination in a lump sum, and the balance of payments due to the Covered Executive will be paid as otherwise provided in this Policy. Each bi-weekly payment will be designated as a separate payment for purposes of Section 409A. In the event that the Covered Executive is eligible to receive continuation of medical, dental and/or vision benefits under this Policy for a period of more than eighteen (18) months, such benefits will meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to Covered Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Covered Executive in any other calendar year, (b) the reimbursements for expenses for which Covered Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. This Policy will be interpreted and administered in accordance with Section 409A, although nothing in this Policy will be construed as an entitlement to or guarantee of any particular tax treatment to the Covered Executive. Notwithstanding the foregoing, in no event will the Company, or any director, officer, employee, representative or agent thereof, be responsible for the payment of any tax or penalty arising from a violation of Section 409A.

Section 4.2    Section 280G. In the event that any payment, deemed payment or other benefit pursuant to this Policy, together with any other payment, deemed payment or other benefit the Covered Executive may receive under any other plan, program, policy, arrangement or agreement (collectively, “Payment”) would (a) constitute an “excess parachute payment” under Section 280G of the Code (an “Excess Parachute Payment”), and (b) but for this Section 4.2 would result in the imposition on the Covered Executive of an excise tax under Section 4999 of the Code or similar provision of state or local law (the “Excise Tax”), then the Payment made to the Covered Executive shall either be (1) delivered in full, or (2) delivered in such reduced amount resulting in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, that results in the receipt by the Covered Executive on an after-tax basis of the greatest amount of Payment, notwithstanding that all or some portion of such Payment may be taxable under Section 4999. In the event of a reduction as described in (2) above, the Covered Executive’s cash payments under this Policy shall be reduced to the extent necessary starting with the earliest scheduled payment, and such reduction shall not affect the timing of any payments that are not reduced.

Section 5    Miscellaneous.

Section 5.1    ERISA Provisions. This Policy is intended to qualify as an employee welfare benefit plan, as described in U.S. Department of Labor (“DOL”) Regulation Section 2510.3-2(b), and as a “top hat” welfare plan within the meaning of DOL Regulation Section 2520.104-24.

Section 5.2    Governing Law. The rights and obligations of the Covered Executives and the Company under this Policy will be governed and interpreted in accordance with the internal laws of the State of Arizona without regard to choice of law principles and to the extent not preempted by Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 5.3    Integration. Except as provided in Section 2, this Policy replaces all previous arrangements between the Covered Executive and the Company, including, without limitation, any version of this Policy in effect prior to February 8, 2023. This Policy constitutes the entire understanding between the Covered Executive and the Company with respect to compensation and benefits upon a covered termination of employment.

Section 5.4    Reservation of Rights. Prior to a Change in Control, this Policy may be modified from time to time, or terminated in its entirety, in the sole discretion of the Committee. Any modifications made by the Committee for any Covered Executive will apply to all Covered Executives in the same executive position category for purposes of this Policy. Any modifications or the termination of this Policy will not affect the rights of Covered Executives whose termination date preceded the modification or termination. The Committee will have discretion to construe and interpret this Policy, including with respect to eligibility for compensation and benefits under this Policy, and its decisions will be final and binding on the Company, the Covered Executive and all other interested persons.

Section 5.5    Withholding. All payments to a Covered Executive will be reduced by any required withholdings of taxes.

Section 5.6    Assignment and Transfer. The Covered Executive’s rights and obligations under this Policy may not be assigned or transferred.

Section 5.7    Claims Procedure.

1.If a Covered Executive (or, in the event of a Covered Executive’s death, the Covered Executive’s beneficiary) (a
“Claimant”) believes that he or she is entitled to receive compensation or benefits under this Policy, the Claimant must submit a claim in writing to the Company’s Benefits Committee (or, in the case of an Executive Officer or the beneficiary of an Executive Officer, to the Committee). If the Benefits Committee (or the Committee, as applicable) denies the claim, the Claimant will be notified, in writing, within ninety (90) days (or one hundred eighty (180) days under special circumstances) after the Benefits Committee (or the Committee, as applicable) receives notice of the claim. The notification will include the specific reasons why the claim was denied, specific references to the Policy provisions on which the denial is based, a description of any additional material or information the Claimant must provide to perfect the claim and why the information is needed, and a description of the Policy’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s rights to bring a civil action.

2.A Claimant may request review of a denied claim by filing a written request with the Committee within sixty (60) days after receipt of notification that the claim has been denied. The Claimant may submit issues and comments at this time. The Claimant will be afforded a full and fair review by the Committee that does not give deference to the initial determination. The Claimant will be able to review all documents, records, and any other information relevant to the claim.

3.The Committee shall provide the Claimant with a written decision on the Claimant’s appeal not later than sixty (60)
days (or one hundred twenty (120) days under special circumstances) after it receives the Claimant’s request for review. If the claim is again denied, the Committee shall give the Claimant the specific reasons for the denial and cite the specific Policy provisions on which the denial is based.

4.A Claimant must follow all the steps described in this Section 5.7 before the Claimant may take legal action against the
Company. A Claimant may not file suit regarding a claim for compensation or benefits under this Policy more than twelve (12) months after the Committee denies the Claimant’s appeal.

Section 5.8    Clawback/Recovery. All compensation and benefits payable under this Policy will be subject to potential forfeiture, recoupment or other action in accordance with the terms of the Republic Services, Inc. Clawback Policy, as it may be amended or restated from time to time, or in accordance with any rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or other applicable law.

Section 6    Definitions.

Section 6.1    Cause. “Cause” means (a) Covered Executive is indicted for or pleads guilty (or nolo contendere) to a felony or a crime involving moral turpitude, (b) the Company determines that Covered Executive knowingly and materially violated any of the Company’s policies, rules or guidelines, (c) the Company determines that the Covered Executive violated a material term of any confidentiality or other restrictive covenants, or (d) the Company determines that Covered Executive willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes the Company to serious actual or potential financial, reputational or other injury.

Section 6.2    Change in Control. “Change in Control” means the occurrence of any of the following on or after the Effective Date of this Policy:

1.an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting
Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 6.2(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” will mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (2) the Company or any Related Entity, or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

2.the individuals who, as of the Effective Date of this Policy, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in Section 6.2(c)(1)(A)); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director will, for purposes of this Policy, be considered as a member of the Incumbent Board; provided further, however, that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

3.the consummation of:

a. a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” will mean a Merger Event where:

i.the stockholders of the Company immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

ii.the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

iii. no Person other than (i) the Company, (ii) any Related Entity, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (iv) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

b. a complete liquidation or dissolution of the Company; or

c. the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control will occur.

In addition, a Change in Control will not be deemed to occur unless the event(s) that causes such Change in Control also constitutes a “change in control event,” as such term is defined in Section 409A of the Code.

Section 6.3    Disability. “Disability” means Covered Executive’s incapacity due to physical or mental impairment that causes the Covered Executive to be absent from Covered Executive’s full-time duties for six consecutive months.

Section 6.4    Effective Date. “Effective Date” means February 8, 2023.

Section 6.5    Good Reason. “Good Reason” means a reduction in Covered Executive’s base salary or incentive award opportunity, or a material reduction in duties or responsibilities during the one-year period following a Change in Control.

Section 6.6    Without Cause. “Without Cause” means a termination of Covered Executive’s employment by the Company other than (a) for Cause or (b) because of the Covered Executive’s Disability or death.